As filed with the Securities and Exchange Commission on October 7, 2005

Registration No. 333- 128173
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
FORM F-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Futuremedia Public Limited Company
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Nile House, Nile Street
Brighton, East Sussex BN1 1HW
England
(011 44) 12 7382 9700
(Address and telephone number of Registrant’s principal executive offices)

John A. Schwallie
118 Stetson Avenue
Kentfield, California 94904
(415) 305-5689
(Name, address and telephone number of agent for service)

Please send copies of all communications to:
Mark A. Dorff, Esq.
Brown Rudnick Berlack Israels LLP
8 Clifford Street
London W1S 2lQ
United Kingdom
(011 44) 20 7851 6005

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box.  ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form F-3 (File No. 333-128173) of the Registrant, filed with the Securities and Exchange Commission on September 8, 2005, is a Part II filing solely to file copies of certain exhibits listed in Item 9 hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Futuremedia PLC has provisions in its Memorandum and Articles of Association (the “Articles”) which provide that the directors, executive directors, auditors, secretary and other officers of the Company shall, to such extent as may for the time being be permitted by law, be indemnified and held harmless out of the assets of the Company from and against any loss they may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty, except such loss they may incur through their own negligence, default, breach of duty or breach of trust. In addition, the Articles provide that the Company may purchase and maintain insurance on or for the benefit of any person who is or at any time was a director, officer, employee or auditor of the Company for liabilities incurred in connection with their service to the Company.

The relevant provisions of the Companies Act 1985 of the United Kingdom are sections 309A — C, 337A and 727.

      Sections 309A — C state that, any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

      An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him or where the court refuses to grant him relief under an application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or its power under section 727 (described below). Any qualifying third party indemnity in force for the benefit or one or more directors of the company must be disclosed in the directors’ annual report.

      Section 337A provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or section 727 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against him or the court refuses to grant the relief on the application.

      Section 727 provides that:

(1)
If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)
If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)
Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

      While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii)	when any act or omission of the company is or would be so prejudicial.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

We have also entered into indemnification agreements with each of our directors. The indemnification agreements are intended to provide the maximum protection permitted by England and Wales with respect to indemnification of directors. We may also enter into similar agreements with certain of our officers who are not also directors. The effect of these provisions is to permit indemnification by us for liabilities arising under the Securities Act of 1933, as amended. We also maintain directors’ and officers’ liability insurance.

ITEM 9. EXHIBITS

Exhibit Number	Description of Document
4.1*
Securities Purchase Agreement (the “M.A.G. Securities Purchase Agreement”) dated July 21, 2005 by and among the Registrant, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. (collectively, the “Funds”) and M.A.G. Capital, LLC (“M.A.G.”) (previously filed as Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F for the year ended April 30, 2005, filed on August 4, 2005, File No. 000-21978 (the “2005 20-F”)).

4.2*
Registration Rights Agreement (the “M.A.G. Registration Rights Agreement”) dated July 21, 2005 by and among the Registrant, the Funds and M.A.G in connection with the M.A.G. Securities Purchase Agreement (previously filed as Exhibit 2.6 to the Registrant’s 2005 20-F).

4.3*
Revised Extension Agreement dated September 7, 2005 by and among the Registrant, the Funds and M.A.G. in connection with the M.A.G. Registration Rights Agreement and the Form of Convertible Debenture (previously filed as Exhibit 4.3 to the Registrant’s Form F-3 filed on September 8, 2005, File No. 333-128173 (the “M.A.G. F-3”)).

4.4*	Form of Convertible Debenture due October 31, 2006 issued in connection with the M.A.G. Securities Purchase Agreement (previously filed as Exhibit 2.7 to the Registrant’s 2005 20-F).
4.5*	Form of Warrant issued in connection with the M.A.G. Securities Purchase Agreement (previously filed as Exhibit 2.8 to the Registrant’s 2005 20-F).
5.1	Revised Legal Opinion of Brown Rudnick Berlack Israels LLP (filed herewith).
23.1*	Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (previously filed as Exhibit 23.1 to the Registrant’s M.A.G. F-3).

23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (previously filed as Exhibit 24.1 to the Registrant’s M.A.G. F-3).

_______________

* Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.

ITEM 10. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 8 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brighton, East Sussex, England on October 7, 2005.

FUTUREMEDIA PLC

By:	/s/ Leonard M. Fertig
Leonard M. Fertig
Chief Executive Officer and Authorized Signatory

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard M. Fertig and Mark Wilsher, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Leonard M. Fertig	Chief Executive Officer and Director	October 7, 2005
Leonard M. Fertig

*	Chief Financial Officer (Principal Financial and Accounting Officer)	October 7, 2005
Mark Wilsher

*	Chairman of the Board of Directors and Director	October 7, 2005
Jan Vandamme

*	Company Secretary	October 7, 2005
Peter Machin

*	Director	October 7, 2005
Michael Pilsworth

*	Director and Authorized Representative in the United States	October 7, 2005
John Schwallie

*	Director	October 7, 2005
Michiel Steel

* By: /s/ Leonard M. Fertig	Attorney-in-Fact	October 7, 2005
Leonard M. Fertig

INDEX TO EXHIBITS

Exhibit Number	Description of Document
4.1*
Securities Purchase Agreement (the “M.A.G. Securities Purchase Agreement”) dated July 21, 2005 by and among the Registrant, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd. (collectively, the “Funds”) and M.A.G. Capital, LLC (“M.A.G.”) (previously filed as Exhibit 2.5 to the Registrant’s Annual Report on Form 20-F for the year ended April 30, 2005, filed on August 4, 2005, File No. 000-21978 (the “2005 20-F”)).

4.2*
Registration Rights Agreement (the “M.A.G. Registration Rights Agreement”) dated July 21, 2005 by and among the Registrant, the Funds and M.A.G in connection with the M.A.G. Securities Purchase Agreement (previously filed as Exhibit 2.6 to the Registrant’s 2005 20-F).

4.3*
Revised Extension Agreement dated September 7, 2005 by and among the Registrant, the Funds and M.A.G. in connection with the M.A.G. Registration Rights Agreement and the Form of Convertible Debenture (previously filed as Exhibit 4.3 to the Registrant’s Form F-3 filed on September 8, 2005, File No. 333-128173 (the “M.A.G. F-3”)).

4.4*	Form of Convertible Debenture due October 31, 2006 issued in connection with the M.A.G. Securities Purchase Agreement (previously filed as Exhibit 2.7 to the Registrant’s 2005 20-F).
4.5*	Form of Warrant issued in connection with the M.A.G. Securities Purchase Agreement (previously filed as Exhibit 2.8 to the Registrant’s 2005 20-F).
5.1	Revised Legal Opinion of Brown Rudnick Berlack Israels LLP (filed herewith).
23.1*	Consent of BDO Stoy Hayward LLP, Independent Registered Public Accounting Firm (previously filed as Exhibit 23.1 to the Registrant’s M.A.G F-3).

23.2	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (previously filed as Exhibit 24.1 to the Registrant’s M.A.G. F-3).

_______________

* Not filed herewith. In accordance with Rule 411 promulgated under the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which are incorporated by reference herein.